Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-86168) pertaining to the WatchGuard Technologies, Inc. Rapidstream, Inc. 1998 Stock Option Plan, the Registration Statement (Form S-8 No. 333-84081) pertaining to the WatchGuard Technologies, Inc. 1999 Employee Stock Purchase Plan and the WatchGuard Technologies, Inc. 1996 Stock Incentive Compensation Plan, the Registration Statements (Form S-8 No. 333-43562 and Form S-8 No. 333-62742) both pertaining to the 2000 Stock Option Plan and the Registration Statement (Form S-8 No. 333-51196) pertaining to the 2000 Qiave Stock Option Plan of our report dated January 23, 2004 with respect to the consolidated financial statements and schedule of WatchGuard Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Seattle Washington

March 10, 2004